EXHIBIT 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

(Mark A. Sarvary)

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is executed as of this 30th day of June, 2008 (the “Effective Date”), by and between Tempur-Pedic International Inc., a Delaware corporation (the “Company”), and Mark A. Sarvary, an individual (“Employee”).

In consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, it is hereby agreed as follows:

ARTICLE I

EMPLOYMENT

1.1 Term of Employment. As of the Effective Date, the Company agrees to employ Employee as an employee of the Company and as the Chief Executive Officer and President of the Company as further set forth in Section 1.2, and Employee accepts employment by the Company, for the period commencing on the Effective Date and ending on June 30, 2009 (the “Initial Term”), subject to earlier termination as set forth in Article III below. Unless earlier terminated in accordance with Article III, following the expiration of the Initial Term, this Agreement shall be automatically renewed for successive one-year periods (collectively, the “Renewal Terms”; individually, a “Renewal Term”) unless, at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, either party provides the other party with a written notice of intention not to renew, in which case the Employee’s employment with the Company, and the Company’s obligations hereunder, shall terminate as of the end of the Initial Term or said Renewal Term, as applicable. Except as otherwise expressly provided herein, the terms and conditions of this Agreement during any Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee.

1.2 Position and Duties.

(a) From the Effective Date through August 3, 2008 (the “Transition Period”), Employee shall be employed as an employee of the Company. In his capacity as an employee, Employee shall be subject to the authority of, and shall report to, the Company’s Board of Directors. During the Transition Period, Employee shall be engaged in transition activities with respect to the assumption of the Chief Executive Officer and President position.

(b) Effective August 4, 2008, Employee shall be employed in the position of Chief Executive Officer and President. In such capacity, Employee shall be subject to the authority of, and shall report to, the Company’s Board of Directors. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. The Company shall pay Employee an annual salary of $750,000 (“Base Salary”), payable in accordance with the normal payroll practices of the Company. The Employee’s Base Salary will be reviewed and be subject to adjustment by the Board of Directors or its Compensation Committee at their discretion each fiscal year on or about July 1 or earlier in the fiscal year in accordance with the Company’s annual review policy, commencing with the fiscal year 2009.

2.2 Performance Bonus. Employee will be eligible to earn an annual performance-based bonus based on a formula approved by the Company’s Board of Directors or its Compensation Committee and incorporated herein by this reference for the pro-rata portion of 2008 during which the Employee is employed by the Company and each subsequent full or pro-rata portion of the fiscal year during which Employee is employed by the Company (a “Bonus Year”), the terms and conditions of which as well as Employee's entitlement thereto shall be determined annually in the sole discretion of the Company's Board of Directors or its Compensation Committee (the “Performance Bonus”). The amount of the Performance Bonus will vary based on the pro-rata portion or full portion of the applicable Bonus Year during which the Employee is employed by the Company and the achievement of individual or Company performance criteria in the formula established by the Company’s Board of Directors or Compensation Committee, but the formula will be set to target a Performance Bonus equal to 100% of Base Salary as of December 31st of the Bonus Year (the “Target Bonus”) if the performance criteria in the formula are met, and the actual bonus awarded based on the performance criteria may be more or less than the target amount of 100%. Any Performance Bonus due with respect to a Bonus Year will be paid on or before March 15 of the following calendar year.

2.3 Hiring Bonus. As additional consideration for Employee’s agreement to accept employment with the Company, the Company will pay to Employee a one-time bonus of two hundred thousand dollars ($200,000) (the “Hiring Bonus”). Within ten (10) days after the Effective Date, the Company shall pay Employee $100,000 of the Hiring Bonus and on the commencement date of the first Renewal Term, the Company shall pay Employee the additional $100,000 of the Hiring Bonus, provided that, as of the date payment would otherwise be made, this Agreement has not been terminated (including by non-renewal).

2.4 Benefit Plans. Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in the Company’s employee welfare benefit plans that are generally applicable to all executive employees of the Company (the “Plans”), in accordance with the terms and conditions thereof. A summary of the Company’s Plans applicable to senior executives as currently in effect has been provided to the Employee.

2.5 Expenses. The Company shall reimburse Employee for all authorized and approved expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

2.6 Automobile Allowance. The Company shall pay to Employee an automobile allowance of $600.00 per month.

2.7 Vacation. Employee shall be entitled to vacation in any calendar year in accordance with the Company’s general vacation policies for senior executive employees.

2.8 Grant of Stock Options. On the Effective Date, the Company will grant Employee options to purchase 900,000 shares of the Company’s common stock pursuant to the form of stock option agreement attached as Exhibit A to this Agreement, with the grant price set at the fair market value on the date of grant (the “Option Agreement”).

2.9 Relocation Expenses. The Company shall reimburse Employee for customary out-of-pocket relocation expenses in accordance with the Company’s senior management relocation policy as currently in effect.

ARTICLE III

TERMINATION

3.1 Right to Terminate; Automatic Termination.

(a) Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time and for any reason.

(b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate his employment obligation hereunder (but not his obligations under Article IV hereof) for “Good Reason” (as hereinafter defined) if Employee gives written notice thereof to the Company within thirty (30) days of the event he deems to constitute Good Reason (which notice shall specify the grounds upon which such notice is given) and the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. “Good Reason” shall mean any of the following: (i) relocation of Employee’s principal workplace over 60 miles from the Company’s existing workplaces without the consent of Employee (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) after the Transition Period, the Employee is demoted from the position of Chief Executive Officer or President of the Company or (iii) the Company’s material breach of this Agreement which is not cured within thirty (30) days after receipt by the Company from Employee of written notice of such breach.

(c) Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “For Cause” shall mean any of the following: (i) Employee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee’s position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which Employee has not substantially performed the assigned duties, (ii) material breach of this Agreement which is not cured within 30 days after receipt by the Employee from the Company of written notice of such breach, (iii) any material violation of any material written policy of the Company, (iv) Employee’s willful misconduct which is materially and demonstrably injurious to the Company, (v) Employee’s conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (vi) Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” if it was expressly authorized by a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board at a duly called meeting at which a quorum is present), finding that in the good faith opinion of the Board of Directors Employee committed the conduct set forth above in (i), (ii), (iii), (iv), (v) or (vi) of this Section 3.1(c) and specifying the particulars thereof in detail.

(d) Termination Upon Death or Disability. Subject to Section 3.2, Employee’s employment and the Company’s obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee’s death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, “disability” means the inability of Employee, due to a physical or mental impairment, for 90 days (whether or not consecutive) during any period of 360 days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company’s Board of Directors in consultation with a physician selected by the Company’s health or disability insurer or another physician mutually satisfactory to the Company and the Employee. The Employee shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee’s rights under State workers compensation laws or State or federal Family and Medical Leave laws.

3.2 Rights Upon Termination.

(a) Section 3.1(a) and 3.1(b) Termination. If Employee’s employment terminates pursuant to Section 3.1(a) or 3.1(b) hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive, subject to execution of a release and waiver in form satisfactory to the Company in the case of clauses (ii) - (vi) and (viii) below, (i) any earned but unpaid Base Salary and the value of any accrued but unused vacation, (ii) any previously earned Performance Bonus for a prior Bonus Year which has not been paid, (iii) payment of Base Salary for a period of two years from the effective date of termination (the “Severance Period”), payable in accordance with the normal payroll practices of the Company and reduced by any salary continuation benefit paid under any of the Plans maintained pursuant to Section 2.4, (iv) additional severance (“Additional Severance”) payable in a lump sum in an amount equal to a pro rata portion (based on the number of days of the calendar year prior to the effective date of termination) of the Employee’s Base Salary as in effect at the date of termination, (v) vesting acceleration of the Employee’s next annual installment of any unvested stock options issued pursuant to the Option Agreement (as set forth in more detail in the Option Agreement), (vi) continued participation in the Plans pursuant to Section 2.4 for the duration of the Severance Period to the extent such continued participation is permitted under the terms of the Plans, (vii) reimbursement of expenses to which Employee is otherwise entitled under Sections 2.4, 2.5 or 2.9 hereof, and (viii) whatever rights as to stock options the Employee may have pursuant to any other stock option agreements with the Company.

(b) Section 3.1(c) and 3.1(d) Termination; Voluntary Termination by Employee not for Good Reason. If Employee’s employment is terminated pursuant to Sections 3.1(c) or 3.1(d) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, subject to execution of a release and waiver in form satisfactory to the Company in the case of clauses (iii), (w), (x), (y) and (z) below, (i) any earned but unpaid Base Salary and the value of any accrued but unused vacation, (ii) reimbursement of expenses to which Employee is entitled under

Sections 2.4, 2.5 or 2.9 hereof, and (iii) in the case of a termination pursuant to Section 3.1(d) hereof, (w) any previously earned Performance Bonus for a prior Bonus Year which has not been paid, (x) Additional Severance payable in a lump sum (calculated in the same manner as provided in Section 3.2(a)(iv) above), (y) vesting acceleration of the Employee’s next annual installment of any unvested stock options issued pursuant to the Option Agreement (as set forth in more detail in the Option Agreement) and (z) whatever rights as to stock options the Employee may have pursuant to any other stock option agreement with the Company.

(c) Non-Renewal. In the event that the Company elects not to renew the term of this Agreement as provided in Section 1.1, for purposes of this Section 3.2 this will be treated as a termination by the Company not For Cause and the Employee will have the rights set forth in Section 3.2(a) above. If the Employee elects not to renew the term of this Agreement as provided in Section 1.1, for purposes of this Section 3.2 this will be treated as a voluntary termination by the Employee and the Employee will have the rights set forth in Section 3.2(b)(i) and (ii) above.

ARTICLE IV

CONFIDENTIALITY; NON-COMPETITION; NONSOLICITATION

4.1 Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:

(a) Definitions. For purposes of this Agreement, the following terms are defined as follows:

(1) “Trade Secret” means all information possessed by or developed for the Company or any of its subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(2) “Confidential Information” means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company or any of its subsidiaries and which relates to the Company’s or any of its subsidiaries’ existing or potential business or technology, which information is generally not known to the public and which information the Company or any of its subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company or any of its subsidiaries from others which the Company or any of its subsidiaries has an obligation to treat as confidential.

(b) Nondisclosure of Confidential Information. Except as required in the conduct of the Company’s or any of its subsidiaries’ business or as expressly authorized in writing on behalf of the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, following the termination for any reason of Employee’s employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business. This prohibition also does not prohibit Employee’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

(c) Trade Secrets. During Employee’s employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company’s or any of its subsidiaries’ Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company’s or any of its subsidiaries’ Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

(d) The provisions of paragraphs (b) and (c) above will not be deemed to prohibit any disclosure that is required by law or court order, provided that Employee has not intentionally taken actions to trigger such required disclosure and the Company is given reasonable prior notice and an opportunity to contest or minimize such disclosure.

4.2 Non-Competition.

(a) During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with the Company or any of its subsidiaries.

(b) Subsequent to Employment. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter)), directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries within any geographical location wherein the Company or any of its subsidiaries produces, sells or markets its goods and services at the time of such termination or within a one-year period prior to such termination.

4.3 Non-Solicitation. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not, without the Company’s express written consent, solicit or induce any person who was an employee of the Company or any of its subsidiaries on the date of Employee’s termination, or within three months prior to leaving his or her employment with the Company or any of its subsidiaries, to leave the employ of the Company or its subsidiaries.

4.4 Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company’s or any of its subsidiaries’ papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s and its subsidiaries’ business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

4.5 No Conflicts. To the extent that they exist, Employee will not disclose to the Company any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.

4.6 Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.

4.7 Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, notwithstanding the provisions of Article V below, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, by statute or pursuant to Article V below.

ARTICLE V

AGREEMENT TO SUBMIT ALL EXISTING OR FUTURE DISPUTES

TO BINDING ARBITRATION

The Company and Employee agree that any controversy or claim arising out of or related to this Agreement or Employee’s employment with or termination by the Company that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any such arbitration shall be conducted in Lexington, Kentucky. The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by the Agreement or applicable law. The parties agree that the costs of the arbitrator’s services shall be borne by the Company. The parties further agree that the arbitrator’s decision will be final and binding and enforceable in any court of competent jurisdiction. In addition to the A.A.A.’s Arbitration Rules and unless otherwise agreed to by the parties, the following rules shall apply:

(a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to fifteen (15) written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

(b) Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within thirty (30) days of commencement of the hearing.

The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

Notwithstanding the foregoing provisions of this Article V, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement without submission of the underlying dispute to an arbitrator. Such remedy shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

(a) If to the Company:	Tempur-Pedic International Inc.
1713 Jaggie Fox Way
Lexington, KY 40511
Attention: Board of Directors
(b) If to Employee:	Mark A. Sarvary
c/o Tempur-Pedic International Inc.
1713 Jaggie Fox Way
Lexington, KY 40511

6.2 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof.

6.3 Amendment. This Agreement may be altered, amended or modified only in writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

6.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

6.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

6.6 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

6.7 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Kentucky, without regard to any rules of construction that would require application of the laws of another jurisdiction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.8. Tax Compliance.

(a) The Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized by Employee. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A (together with any implementing regulations, “Section 409A”) of the Code while preserving insofar as possible the economic intent of the respective provisions, so that Employee will not be subject to any tax (including interest and penalties) under Section 409A.

(b) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” as determined pursuant to Section 409A as of the date of Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is payable during the first six months following Employee’s “separation from service” shall be paid or provided to Employee in a cash lump-sum on the first business day of the seventh calendar month immediately following the month in which Employee’s “separation from service” occurs or, if earlier, upon the Employee’s death. In addition, any payments or benefits due hereunder upon a termination of Employee’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Employee (or Employee’s estate) upon a “separation from service” as defined in Section 409A. Finally, for the purposes of this Agreement, amounts payable under Section 3.2 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 – A-6.

6.9. Expenses. The Company agrees to reimburse the Employee for the reasonable fees and expenses of Employee’s legal counsel in connection with the negotiation and preparation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

COMPANY:
TEMPUR-PEDIC INTERNATIONAL INC.
/S/ P. Andrews McLane
By:	P. Andrews McLane
Title:	Chairman of the Board of Directors
EMPLOYEE:
/s/ Mark A. Sarvary
Mark A. Sarvary
WITNESSED BY:
/s/ JM Sarvary

Date: June 30, 2008